UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 15, 2012

INSTITUTIONAL FINANCIAL MARKETS, INC.

(Exact name of registrant as specified in its charter)

Maryland	1-32026	16-1685692
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

Cira Centre 2929 Arch Street, 17th Floor Philadelphia, Pennsylvania	19104
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (215) 701-9555

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04. Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

Pursuant to the indenture (the “Indenture”), dated as of May 15, 2007, by and between Institutional Financial Markets, Inc. (formerly Alesco Financial Inc.) (the “Company”) and U.S. Bank National Association, as trustee, the holders of the Company’s 7.625% Contingent Convertible Senior Notes due 2027 (the “Notes”) may require the Company to repurchase all or a portion of their Notes for cash on May 15, 2012, May 15, 2017 and May 15, 2022, for a repurchase price equal to 100% of the principal amount of the Notes plus accrued and unpaid interest and additional interest, if any, to, but excluding, the repurchase date. Under the Indenture, the holders of the Notes are required to provide notice to the Company of their plan to redeem the Notes at any time during the 30 days prior to May 15, 2012, May 15, 2017, and May 15, 2022.

The holders of 99% of the Notes exercised the option to require the Company to repurchase their Notes on May 15, 2012. The option expired at the close of business on May 14, 2012. The aggregate repurchase price of $10,110,000 was paid on May 15, 2012, in cash, and was funded with borrowings under the Senior Promissory Note and Security Agreement, dated as of May 2, 2012, by and among IFMI and PrinceRidge Holdings LP, a subsidiary of the Company, and from cash on hand.

As of the close of business on May 14, 2012, the aggregate principal amount of the Notes outstanding was $10,210,000. Following the Company’s repurchase of the Notes on May 15, 2012 and as of the date hereof, the aggregate principal amount of the Notes outstanding is $100,000 (the “Outstanding Notes”). Under the Indenture, the Company may redeem the Notes for cash in whole, or from time to time in part at any time on or after May 20, 2012, at a redemption price equal to 100% of the principal amount of the Notes being redeemed, plus accrued and unpaid interest. Following May 20, 2012, the Company intends to redeem all of the Outstanding Notes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

INSTITUTIONAL FINANCIAL MARKETS, INC.

Date: May 18, 2012	By:	/s/ Joseph W. Pooler, Jr.
Joseph W. Pooler, Jr. Executive Vice President, Chief Financial Officer and Treasurer